                                                                     EXHIBIT 5.1



                   [LETTERHEAD OF PETROLEUM GEO-SERVICES ASA]


Petroleum Geo-Services ASA
Strandveien 50E
P.O. Box 89
N-1325 Lysaker
Norway
                                                          Oslo, 5 November 1999

Gentlemen:

                  This opinion is being furnished in connection with the registration of shares, nominal value NOK 5 per share (the "Shares"), of Petroleum Geo-Services ASA, a Norwegian public limited liability company (the "Company"), pursuant to a Registration Statement on Form F-3 (the "Registration Statement") to be filed by the Company and by PGS Trust II and PGS Trust III, each a Delaware business trust sponsored by the Company, with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Securities Act"). The Shares are to be issued and sold by the Company from time to time pursuant to Rule 415 under the Securities Act.

                  In my capacity as General Counsel of the Company, I have examined such corporate records, certificates and other documents, and such questions of law, as I have deemed relevant and necessary to enable me to render the opinion expressed below. In this opinion, I have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the offering of Shares; (iii) all Shares will be issued and sold in compliance with applicable Norwegian law and in the manner stated in the Registration Statement and the applicable prospectus supplement and (iv) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

                  On the basis of the foregoing, I am of the opinion that, when
(i) the Board of Directors and the shareholders of the Company have taken all necessary corporate action to approve the issuance and terms of the offering of the Shares and related matters and (ii) such Shares have been duly issued and delivered in accordance with the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors upon payment or receipt of the consideration therefor provided for therein, the Shares will have been validly issued and will be fully paid and nonassessable.

                  The foregoing opinion is limited to the laws of the Kingdom of Norway, and I express no opinion as to the effect of the laws of any other jurisdiction.

                  I hereby consent to the reference to me under the caption "Legal Matters" in the prospectuses included in the Registration Statement and to the filing of this opinion with the

Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                      Very truly yours,

                                                      /s/ Knut Haavardsen
                                                      ----------------------

                                                          Knut Haavardsen
                                                          General Counsel